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                                                                     Exhibit 2.1

                              CERTIFICATE OF MERGER

                                       OF

                    RUSSIAN WIRELESS TELEPHONE COMPANY, INC.

                                      INTO

                             TELCOM GROUP USA, INC.

      It is hereby certified by the undersigned corporation as follows:

      FIRST: That the names and states of incorporation of each of the constituent corporations of the merger are as follows:

                                                      State
                                                        of
            Name                                  Incorporation
            ----                                  -------------

Russian Wireless Telephone Company, Inc.             Delaware
Telcom Group USA, Inc.                               Delaware

      SECOND: That the Agreement of Merger between the parties to the merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations pursuant to the unanimous written consent of the stockholders of Russian Wireless Telephone Company, Inc. dated January 31, 1997, and pursuant the vote of a majority of the stockholders of Telcom Group USA, Inc. at the Annual Meeting of stockholders held on February 10, 1997.

      THIRD: That the name of the surviving corporation of the merger is Telcom Group USA, Inc., a Delaware corporation.

      FOURTH: That the Certificate of Incorporation of Telcom Group USA, Inc. shall be the Certificate of Incorporation of the surviving corporation, provided that simultaneously with the filing of this Certificate, the name of Telcom Group USA, Inc. shall be changed to Russian Wireless Telephone Company, Inc. In order to effect such name change, Article 1. of the Certificate of Incorporation of Telcom Group USA, Inc. shall be amended to read as follows:

            "The name of the Corporation is Russian Wireless Telephone Company, Inc."
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      FIFTH: That the executed Agreement and Plan of Merger is on file at the principal place of business of the surviving corporation. The address of said principal place of business is 780 Third Avenue, Suite 1600, New York, N.Y. 10017.

      SIXTH: That a copy of the Agreement and Plan of Merger will be furnished on request and without cost to any stockholder of any constituent corporation.

      IN WITNESS WHEREOF, said Telcom Group USA, Inc. has caused this Certificate to be executed by its officers thereunto duly authorized this 10th day of February, 1997.

                                     TELCOM GROUP USA, INC.


                                     By: _____________________________
                                          Ronald G. Nathan, President
ATTEST:


________________________________
  Steven D. Dreyer, Secretary


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